Exhibit 99.1

Report of Independent Accountants

Board of Directors
IndyMac Bancorp, Inc.

We have examined management’s assertion, included in the accompanying Report of Management on Internal Control Over Financial Reporting, that IndyMac Bancorp, Inc. (the Company) maintained effective internal control over financial reporting as of December 31, 2003 based on criteria established in the “Internal Control — Integrated Framework” issued by the Committee of Sponsoring Organizations of the Treadway Commission. Company management has informed us that the scope of its assertion includes financial reporting presented in conformity with accounting principles generally accepted in the United States and the Thrift Financial Reports presented in conformity with the Office of Thrift Supervision Instructions for Thrift Financial Reports. Management is responsible for maintaining effective internal control over financial reporting. Our responsibility is to express an opinion on management’s assertion based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included obtaining an understanding of internal control over financial reporting, testing, and evaluating the design and operating effectiveness of the internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion.

Because of inherent limitations in any internal control, misstatements due to error or fraud may occur and not be detected. Also, projections of any evaluation of internal control over financial reporting to future periods are subject to the risk that internal control may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, management’s assertion, that IndyMac Bancorp, Inc. maintained effective internal control over financial reporting as of December 31, 2003, as described above, is fairly stated, in all material respects, based on criteria established in the “Internal Control — Integrated Framework” issued by the Committee of Sponsoring Organizations of the Treadway Commission.

/s/ ERNST & YOUNG LLP
January 23, 2004

Report of Management on Internal Control
Over Financial Reporting

Financial Statements

IndyMac Bancorp, Inc. (the Company) is responsible for the preparation, integrity and fair presentation of its published consolidated financial statements as of December 31, 2003, and for the year then ended. The consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States and, as such, include some amounts that are based on judgments and estimates of management.

Internal Control Over Financial Reporting

We, as members of management of the Company, are responsible for (i) preparing the consolidated financial statements of the Company, and (ii) establishing and maintaining effective internal control over financial reporting, including in connection with the preparation and reporting of the Company’s consolidated financial statements presented in conformity with accounting principles generally accepted in the United States and the Office of Thrift Supervision Instructions for Thrift Financial Reports (TFR instructions. Internal control over financial reporting is designed to provide reasonable assurance to the Company’s management and board of directors regarding the preparation of reliable published financial statements. Internal control over financial reporting includes self-monitoring mechanisms and actions taken to correct deficiencies as they are identified.

Because of the inherent limitations in any internal control, no matter how well designed, misstatements due to error or fraud may occur and not be detected, including the possibility of the circumvention or overriding of controls. Accordingly, even effective internal control over financial reporting can provide only reasonable assurance with respect to financial statement preparation. Further, because of changes in conditions, internal control effectiveness may vary over time.

Management assessed the Company’s internal control over financial reporting as it relates to its consolidated financial statements presented in conformity with accounting principles generally accepted in the United States and the TFR instructions as of December 31, 2003. This assessment was based on criteria for effective internal control over financial reporting described in “Internal Control — Integrated Framework” issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, we assert that, as of December 31, 2003 and based on the specified criteria, the Company maintained effective internal control over financial reporting, including in connection with the preparation and reporting of the Company’s consolidated financial statements presented in conformity with accounting principles generally accepted in the United States and the TFR instructions.

/s/ Michael W. Perry	/s/ Scott Keys	/s/ Jeffrey W. Lankey

Michael W. Perry Chairman and Chief Executive Officer	Scott Keys Executive Vice President and Chief Financial Officer	Jeffrey W. Lankey Senior Vice President and Chief Accounting Officer

January 23, 2004